Law Office Of
Bryn & Associates
Attorneys and Counselors At Law

One Biscayne Tower, Suite 2680                                                                                                                                                          Telephone:  (305) 474-0501
Two South Biscayne Boulevard                                                                                                                                                           Facsimile:    (305) 372-8068
Miami, Florida  33131                                                                                                                                                                              e-mail:        mark@markbryn.com

United American Corporation
220 de la Coulee
St. Hillarre
Quebec, Canada  J3H 5Z6

Gentlemen:

We have acted as special Florida counsel to United American Corporation (the "Company") in connection with the issuance of up to 9,000,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock") reserved for issuance through its 2003 Stock Option Plan (the "Plan").  This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Securities Act of 1933, as amended.

In our limited capacity as special Floriday counsel, we have reviewed the following documents, which documents were provided to us by the Company's securities counsel:

1.    The Articles of Incorporation and Bylaws of the Company.
2.    The Board actions pertaining to the Plan.

     Based upon the foregoing and upon an examination of such questions of Floida law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, limitations, and qualifications set forth below, we advise you that, in our opinion, the Shares issuable by the Company, pursuant to proepr awards under, and exercise of, options granted under the Plan in accordance with the terms and conditions of the Plan and actions of the Company's Board of Directors will, upon issuance, be validly issued, fully paid, and non-assessable.

     The foregoing opinion is subject to the following assumptions, exceptions, limitations, and qualifications:

                  A.  The foregoing opinion is limited to the laws of the State of Florida presently in effect.

                  B.   We have assumed, without independent verification, that all representations made to us on behalf of the Company, and all copies of documents and signatures on documents and instruments examined by us are genuine, complete and in full force and effect; and that copies of all drafts to authentic and executed originals.

Bryn & Associates

    United American Corporation
    March 21, 2005

                C.  We have assumed; (i) taht each of the statements made or certified to us were true and correct when made, have at no time since being made or certified become untrue or incorrect, remain true and correct on the date hereof and will be true and correct on the date(s) the Shares are issued pursuant to the exercise of options granted undert the Plan and the actions of the Company's Board of Directors; (ii) that the corporate actions of theCompany's Board of Directors referenced above have not been amended, modified, or revoked since the time of their adoption, remain in full force and effect on the date hereof, and will remain in full force and effect on the date hereof, and will remain in full force and effect on the date the Company is or becomes obligated to issue any portion of the Shares' and (iii) that all corporate actions taken pursuant to the vote of the Company's shareholders, including, but not limited to, all amendments to the Company's Articles of Incorporation, were duly taken in accordance with Florida Statutes.

               D.  We have assumed that at the time the Company is or becomes obligated to issue the Shares pursuant to the Plan, the Company will have adequate authorized and unissued Common Stock to fulfill such obligations.

               E.   The opinions expressed in this letter are rendered as of the date hereof and are based upon our understandings and assumptions as to present facts, and on the application of Floida law as the same exists on the date hereof.  We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

      We understand that the Company intends to file this opinion as an exhibit to the Company's Registration Statement on Form S-8 in registering the Common Stock issable pursuant the Plan; we hereby consent to such filing and to the inclusion of this opinion as an exhibit to such Registration Statement.

      This opinion is rendered solely for your benefit in connection with the transactions herein described and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity.

                                                                                                       Very truly yours,

                                                                                                        BRYN & ASSOCIATES, P.A.

                                                                                                       By:/s/  Mark J. Bryn
                                                                                                                  Mark J. Bryn